SYNBIOTICS CORPORATION
                                                                    EXHIBIT 11.1
                                                                    ------------
COMPUTATION OF EARNINGS (LOSS) PER SHARE
--------------------------------------------------------------------------------

                                                                                         NINE MONTHS
                                                             YEAR ENDED DECEMBER 31,        ENDED
                                                             ------------------------    DECEMBER 31,
                                                                 1996         1995          1994
                                                             -----------   ----------   -------------
PRIMARY EARNINGS (LOSS) PER SHARE:

Net income (loss) per statement of operations                 $9,278,000   $  501,000    $(1,058,000)
                                                              ==========   ==========    ===========

Weighted average number of shares outstanding                  6,308,000    5,832,000      5,803,000
                                                              ==========   ==========    ===========

Primary net income (loss) per share                           $     1.47   $      .09    $      (.18)
                                                              ==========   ==========    ===========


FULLY DILUTED EARNINGS (LOSS) PER SHARE:/(1)/

Net income (loss) per statement of operations                 $9,278,000   $  501,000    $(1,058,000)
                                                              ==========   ==========    ===========

Reconciliation of weighted average number of shares per primary computation above, to amount used for fully diluted computation:

Weighted average number of shares outstanding, per
 primary computation                                           6,308,000    5,832,000      5,803,000

Add - effect of outstanding options and warrants (as
 determined by the application of the treasury method)            20,000        5,000         27,000
                                                              ----------   ----------    -----------
Weighted average number of shares, as adjusted                 6,328,000    5,837,000      5,830,000
                                                              ==========   ==========    ===========
Fully diluted net income (loss) per share                     $     1.47   $      .09    $      (.18)
                                                              ==========   ==========    ===========


/(1)/ This calculation is submitted, for the nine months ended December 31, 1994, in accordance with Regulation S-B Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.


                                      -1-